Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-224437) of BeyondSpring Inc.,
(2)	Registration Statement (Form F-3 No. 333-249816) of BeyondSpring Inc.,
(3)	Registration Statement (Form S-8 No. 333-216639) pertaining to the 2017 Omnibus Incentive Plan of BeyondSpring Inc., and
(4)	Registration Statement (Form S-8 No. 333-240082) pertaining to the 2017 Omnibus Incentive Plan of BeyondSpring Inc. which was amended on July 24, 2020;

of our report dated April 30, 2021, with respect to the consolidated financial statements of BeyondSpring Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China
April 30, 2021